Exhibit 2(c)
SWANK ROYALTY INCOME FUND OF NORTH AMERICA, INC.
ARTICLES OF AMENDMENT
     Swank Royalty Income Fund of North America, Inc., Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     FIRST: The address of Jerry V. Swank, the sole incorporator, is:
3300 Oak Lawn Avenue
Suite 650
Dallas, Texas 75219
     SECOND: Article One of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:
Swank Energy Income Fund of North America, Inc.
     THIRD: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.
     FOURTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested by its Secretary this 18th day of September, 2006.

SWANK ROYALTY INCOME FUND OF NORTH AMERICA, INC.

By:	/s/ Jerry V. Swank

Name: Jerry V. Swank
Title: President

Attest:	/s/ Bennet C. Vig
Name: Bennet C. Vig
Title: Secretary